SCHEDULE 14A
                  (Rule 14a-101)
      INFORMATION REQUIRED IN PROXY STATEMENT

             SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
     Exchange Act of 1934 (Amendment No.     )


Filed by the registrant   [X]

Filed by a party other than the registrant   [ ]

Check the appropriate box:

[X]  Preliminary proxy statement          [ ]   Confidential, for Use of the
[ ]  Definitive proxy                           Commission Only (as permitted by
[ ]  Definitive additional materials            Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          Sigma-Aldrich Corporation
               (Name of Registrant as Specified in Its Charter)

                          Sigma-Aldrich Corporation
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
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[ ]  Fee paid previously with preliminary materials.
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                           SIGMA-ALDRICH CORPORATION

                              3050 Spruce Street
                          St. Louis, Missouri 63103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held May 7, 1996


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101, on Tuesday, May 7, 1996, at 11:00 A.M., Central Daylight Time, for the following purposes:

     1.   To elect eight directors;

     2. To consider and vote upon a proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of the Company's authorized common stock from 100,000,000 to 200,000,000 shares;

     3. To consider and vote upon approval of the Third Amendment and Restatement of the Company's Incentive Stock Bonus Plan; and

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.


Only shareholders of record as of the close of business on March 8, 1996, are entitled to notice of, and to vote at, the meeting.

                                        By Order of the Board of Directors,





                                        Thomas M. Tallarico, Secretary

March 29, 1996

Your vote is important. Even if you expect to attend the meeting in person, please mark, date and sign the enclosed proxy and return it to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.


                           SIGMA-ALDRICH CORPORATION

                                PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  May 7, 1996

The enclosed proxy is solicited by the Board of Directors of Sigma-Aldrich Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, May 7, 1996, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted by written notice mailed to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926, or by submitting a later-dated proxy. If the proxy is not so revoked and it is not revoked in person at the Meeting, such proxy will be voted as designated and, if no designation is made, will be voted in favor of the nominees for directors, for the amendment of the Certificate of Incorporation and for the approval of the Third Amendment and Restatement of the Incentive Stock Bonus Plan.

Shareholders of record at the close of business on March 8, 1996, are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 8, 1996, there was a total of 49,934,910 shares of common stock outstanding. Shareholders will be entitled to one vote for each share held on all matters, including the election of directors.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company without additional compensation. The Company also may retain Georgeson & Company, Inc., a professional proxy solicitor, or another professional solicitor, to assist in soliciting proxies. The solicitor's fee is estimated at $5,000 to $10,000, plus expenses, depending upon the extent of the solicitor's activities. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon their request.

This Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 29, 1996.

The mailing address of the Company's principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

                             ELECTION OF DIRECTORS

Eight directors of the Company are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The persons named as proxies in the accompanying proxy intend to vote for the election of the nominees named below. If for any reason any of the nominees shall be unavailable, the persons named in the proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors

Following are the nominees for directors of the Company, their principal occupation, background, period of service as a director of the Company and age. All of the nominees are presently directors of the Company and were elected to their present terms as directors at the 1995 Annual Meeting of Shareholders. There are no family relationships between any of the directors or between any of the directors and any executive officer of the Company or its subsidiaries.

Carl T. Cori        Chairman of the Board and Chief Executive Officer of
                    the Company.  Dr. Cori has been Chief Executive
                    Officer for more than five years.  He was elected
                    Chairman of the Board in May 1991 and has been a director of the Company since 1977. He served as President of the Company for more than five years until March 1995. Age 59.

David R. Harvey     President and Chief Operating Officer of the Company.
                    Dr. Harvey has been Chief Operating Officer of the
                    Company for more than five years and was elected
                    President in March 1995, after serving as Executive
                    Vice President for more than five years. He has been a director of the Company since 1981. Age 56.

David M. Kipnis     Distinguished University Professor of Medicine,
                    Washington University School of Medicine, St. Louis,
                    Missouri, since October 1992. Prior to that time, he was Chairman and Professor, Department of Medicine,
                    Washington University School of Medicine and
                    Physician-in-Chief, Barnes Hospital, St. Louis,
                    Missouri, for more than five years. Dr. Kipnis has been a director of the Company since 1984. Age 68.

Andrew E. Newman    Chairman of the Board and Chief Executive Officer of Race
                    Rock International, a theme restaurant, since September
                    1995. From 1987 to April 1995 he was Chairman of the Board, Edison Brothers Stores, Inc., a specialty fashion retailer, St. Louis, Missouri, for more than five years. On November 3, 1995, Edison Brothers Stores,
                    Inc. filed a petition for reorganization under Chapter 11 of the federal bankruptcy code. Mr. Newman has been a director of the Company since 1989. He is also a director of Edison Brothers Stores, Inc., Boatmen's
                    Bancshares, Inc. and Lee Enterprises, Inc.  Age 51.

William C. O'Neil, Jr.   Chairman of the Board, President and Chief Executive
                         Officer, ClinTrials Research, Inc., a clinical research services company, Nashville, Tennessee, for more than five years. Mr. O'Neil has been a director of the Company since 1987. He is also a director of ClinTrials Research, Inc., American Healthcorp,
                         Advocat, Inc.  and Atrix Laboratories, Inc.  Age 61.

Jerome W. Sandweiss Of Counsel, Blumenfeld, Kaplan & Sandweiss, P.C.,
                    Attorneys at Law, St. Louis, Missouri, for more than five years. Mr. Sandweiss has been a director of the Company since 1975. Age 71.


D. Dean Spatz       Chairman of the Board, President and Chief Executive
                    Officer of Osmonics, Inc., a manufacturer of water purification, fluid separation and fluid handling products and equipment, Minneapolis, Minnesota, for more than five years. Mr. Spatz has been a director of the Company since 1994. He is also a director of Osmonics, Inc. and Structural Instrumentation, Inc.
                    Age 52.

Thomas N. Urban     Chairman of the Board of Pioneer Hi-Bred
                    International, Inc., a developer and producer of hybrid corn and other seeds, Des Moines, Iowa, for more than five years. Mr. Urban has been a director of the Company since 1990. He is also a director of Pioneer
                    Hi-Bred International, Inc. and Equitable of Iowa
                    Companies.  Age 61.


Directors Meetings and Committees

The Board of Directors met four times during 1995. Each director attended at least 75% of the aggregate of the meetings of the Board and its Committees on which he served during 1995.

The Board of Directors has three committees which function throughout the year. The Audit Committee, of which Messrs. Newman, Sandweiss and Spatz (Chairman) are members, met once in the past year. The function of this Committee is to recommend a public accounting firm to be retained for the coming year, to review the scope and results of the annual audit by such firm and to review the Company's financial statements. The Compensation Committee, consisting of Messrs. Newman, O'Neil (Chairman) and Urban, reviews all areas of executive compensation and advancement within the Company. The Committee held one meeting in the past year. The Nominating Committee, of which Dr. Kipnis and Messrs. Newman, O'Neil (Chairman) and Urban are members, recommends nominees to the Board of Directors. It will consider nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. In February of each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at the Company's Annual Meeting of Shareholders. Therefore, in order to be considered by the Nominating Committee, prospective nominee recommendations should be received by the Secretary no later than January 15th. The Committee held one meeting in the past year.


Director Compensation and Transactions

Directors who are not employed or retained as legal counsel by the Company are compensated by an annual fee of $10,000 and receive $2,500 for each directors or committee meeting attended plus reimbursement of their travel expenses.

The Company retained Blumenfeld, Kaplan & Sandweiss, P.C., of which Mr. Sandweiss is Of Counsel, during 1995 and expects to use the firm in 1996. Dr. Kipnis rendered certain consulting services to the Company during 1995 for which he received $54,000.

                        SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
                         OFFICERS AND PRINCIPAL BENEFICIAL OWNERS

Directors and Executive Officers

The following table sets forth the amount of the Company's common stock beneficially owned by each of the directors and executive officers of the Company, and by all directors and executive officers of the Company as a group, all as of March 8, 1996, based upon information obtained from such persons:
                                                                     Shares
                                                                  Beneficially
    Name                         Company Position                 Owned (1)(2)
---------------          -------------------------------          -----------
Carl T. Cori             Director, Chairman of the Board           142,535
                         and Chief Executive Officer

Peter A. Gleich          Vice President, Treasurer                  78,740 (3)
                         and Chief Financial Officer

David R. Harvey          Director, President and Chief              70,220
                         Operating Officer

David M. Kipnis          Director                                    4,943

Andrew E. Newman         Director                                    2,000

William C. O'Neil, Jr.   Director                                    2,000

Kirk A. Richter          Controller                                 30,500 (3)

Jerome W. Sandweiss      Director                                    7,000

D. Dean Spatz            Director                                    2,100

Thomas M. Tallarico      Vice President and Secretary               19,200 (3)

Thomas N. Urban          Director                                    2,453

Directors and executive                                             361,691 (3)
  officers as a group



(1) Each nominee has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his name, except as follows: Messrs. Gleich, Richter and Spatz share voting and investment power as to 43,200, 19,500 and 2,100 shares, respectively, held in joint tenancy with their spouses. Shares owned separately by spouses are not included.

(2) Represents less than one percent (1%) of the Company's common stock outstanding as of March 8, 1996, for each of the named individuals and the group.

(3) Includes 19,000, 11,000, 19,000 and 49,000 shares subject to stock options that are exercisable as of or within sixty days of March 8, 1996, for Messrs. Gleich, Richter and Tallarico and for the directors and executive officers as a group, respectively.


Principal Beneficial Owners

The following table sets forth information for each person who, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company's common stock. Each beneficial owner has sole voting power and sole investment power with respect to the shares set forth opposite their name.


                               Shares Beneficially   Percent of Shares
Name and Address                      Owned             Outstanding
----------------               -------------------   -----------------
Alfred R. Bader                    2,881,030 (1)           5.8%
  2961 North Shepard Avenue
  Milwaukee, WI 53211


State Farm Mutual Automobile
  Insurance Co.                    4,239,040 (2)           8.5%
  and its affiliates
  One State Farm Plaza
  Bloomington, IL 61710



(1) As set forth in such person's Schedule 13G, dated January 25, 1995, filed with the Securities and Exchange Commission.

(2) As set forth in such company's Schedule 13G, dated January 23, 1996, filed with the Securities and Exchange Commission.


Reporting Requirements

Section 16(a) of the Securities and Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own beneficially more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of forms and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 1995.



                INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents compensation information for each of the five executive officers for the years ended December 31, 1995, 1994 and 1993:

                                                   Summary Compensation Table


                                                                    Long-term Compensation
                                                                    -------------------------
                                                                    Number of
                                       Annual Compensation            Shares
                                   --------------------------       Underlying
                                                 Other Annual         Options       LTIP           All Other
Name/Position        Year          Salary        Comp. (1)(2)         Granted     Payouts (1)      Comp. (3)
-------------        ----         --------       ------------         -------     -----------      ---------
Carl T. Cori         1995         $660,000         $196,033             ---        $299,000         $2,000
Chairman & CEO       1994          600,000          285,002             ---         434,700          2,000
                     1993          600,000          299,721             ---         457,150          2,858

Peter A. Gleich      1995          285,000           46,877             ---          71,500          2,000
Vice President,      1994          285,000           68,153           20,000        103,950          2,000
Treasurer and        1993          285,000          109,654           20,000        167,250          2,858
Chief Financial
Officer

David R. Harvey      1995          450,000           85,231             ---         130,000          2,000
President & COO      1994          400,000          123,914             ---         189,000          2,000
                     1993          400,000          175,446             ---         267,600          2,858

Kirk A. Richter      1995          185,000           23,439             ---          35,750          2,000
Controller           1994          172,000           34,076           10,000         51,975          2,000
                     1993          172,000           51,172           10,000         78,050          2,220

Thomas A. Tallarico  1995          250,000            ---               ---           ---            2,000
Vice President       1994          244,000            ---             10,000          ---            2,000
and Secretary        1993          244,000            ---             10,000          ---            2,858

(1) The value of shares issued under the Incentive Stock Bonus
Plan in 1995, 1994 and 1993 relates to performance in 1989, 1988 and 1987, respectively, and is presented as long-term incentive plan ("LTIP") payouts. Such values represent the aggregate market value of shares of common stock issued on the payout date. Cash payouts to cover Federal income taxes related to the issuance of such shares are presented as other annual compensation. Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico hold 24,567, 13,000, 3,750, 1,700 and 1,600
Bonus Units, respectively, as of December 31, 1995. Shares of common stock issuable upon vesting of such Bonus Units have a value of $1,216,067, $643,500, $185,625, $84,150 and $79,200, respectively, based upon the closing price of the Company's common stock as of such date. See "Incentive Stock Bonus Plan" for further information.

(2) Excludes the value of personal use of automobiles and club memberships provided by the Company, the amounts of which are immaterial for each executive officer.

(3) Represents amounts contributed for each executive officer under the Company's 401(k) Retirement Savings Plan in 1995, 1994 and 1993.

Incentive Stock Bonus Plan

The Company's Incentive Stock Bonus Plan is administered by the Compensation Committee of the Board. See "Compensation Committee Report on Executive Compensation - Incentive Compensation" on page 14 of this Proxy Statement for information concerning the plan.

The LTIP payouts to each of the executive officers as presented in the Summary Compensation Table for the years ended December 31, 1995, 1994 and 1993, relate to performance in the years ended December 31, 1989, 1988 and 1987, respectively. Additionally, LTIP payouts to the Company's senior management group were $45,500, $138,175 and $189,550 for shares and $29,831, $72,330 and
$124,275 in cash for 1995, 1994 and 1993, respectively.

No Bonus Units were awarded to the executive officers or the Company's senior management group in 1995. Bonus Units to be awarded under the Incentive Stock Bonus Plan for the year ended December 31, 1995 have yet to be determined.

Stock Options

The Company's Share Option Plan of 1995 is administered by the Compensation Committee, which grants options to employees as the Committee determines, taking into account the employees' duties, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant. The exercise price of the options is determined by the Committee, however, no incentive stock option may have an exercise price less than the fair market value of the shares at the date of the grant.
Full payment for stock being purchased must be made in cash or Company common stock at the time an option is exercised. Options are not transferable other than by will or by the laws of descent and distribution. Options expire ten years from the date of grant or no later than three months after an optionee's termination or retirement or twelve months after an optionee's death or disability, if earlier. No options may be granted after February 21, 2005.

In May 1995 the Company terminated the operation and administration of its Share Option Plan of 1987 (which contained terms and provisions substantially similar to the Share Option Plan of 1995). No stock options under either plan were granted to the named executive officers during the year ended December 31, 1995. Options to acquire 21,000 shares were granted to eight members of the Company's management group at exercise prices ranging from $36.25 to $49.75 per share.

The following table presents (i) the unexercised options held by each executive officer and (ii) the value of all in-the-money options as of December 31, 1995, as if all such in-the-money options were vested and exercisable as of December 31, 1995:

                                       Option Values at December 31, 1995

                           Number of Shares
                        Underlying Unexercised             Value of Unexercised
                           Options Held (1)            In-the-Money Options (2)
                      ----------------------------     -------------------------
Name                  Exercisable    Unexercisable     Exercisable Unexercisable
-----------           -----------    -------------     ----------- -------------
Carl T. Cori               ---              ---         $    ---       $   ---
Peter A. Gleich          15,000           28,000           61,250       212,000
David R. Harvey            ---              ---              ---        ---
Kirk A. Richter           9,000           14,000           34,750       106,000
Thomas M. Tallarico      16,250           14,750          142,688       108,063

(1) No options were exercised by any of the executive officers during the year ended December 31, 1995.

(2) Calculated as the aggregate closing market price per share of the Company's common stock on December 31, 1995, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.

Pension Plan

The Sigma-Aldrich Corporation Pension Plan provides all eligible employees, including the executive officers, with a retirement benefit based upon a formula. The current benefit formula provides an annual benefit equal to 1.5% of each year's actual compensation, as limited by the Internal Revenue Code, in excess of "covered compensation" (compensation upon which social security benefits are earned), plus 0.9% of "covered compensation" for each year of service. The Company does not have a supplemental pension plan to provide pension benefits based upon actual earnings, thus certain pension credits have been and will continue to be restricted by the Internal Revenue Code limitations. Based upon these limitations and assuming that each executive officer continues employment until the normal retirement age of 65 at his current cash compensation level, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would receive upon retirement an annual pension benefit in the form of a single life annuity of $98,140, $88,058, $109,116, $71,064 and $40,464, respectively.

Employment and Change in Control Agreements

The Company has Employment Agreements ("Agreements") with Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico which provide severance compensation (with an offset for monies earned elsewhere under certain defined situations) to each of these executives in the event of his cessation of employment with the Company or any of its subsidiaries after the occurrence of a change in control of the Company. "Change in control" is defined in the Agreements to have occurred when an individual, partnership, corporation or other entity acquires more than thirty-five percent of the outstanding shares of the Company's common stock and there is a change in the majority of the Directors of the Board (or other body supervising the employment of officers) within any four hundred day period.  Prior to a change in control, the Agreement may be terminated upon sixty-days notice given by either the executive or the
Company.   Unless notice is given to the contrary, the three-year term of the
Agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Agreements is set annually by the Compensation Committee, except that after a change in control, if the executive leaves, the level of severance pay is the amount last set by the Compensation Committee immediately prior to the change in control. No payments are made under the Agreements if the cessation of employment is due to death. If a change in control of the Company had occurred as of March 8, 1996, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received $3,812,000.

The Incentive Stock Bonus Plan also contains provisions that protect the participants against the loss of Bonus Units earned if there shall have been a change in control of the Company prior to the scheduled payout of stock and cash for such earned Bonus Units. "Change in control" is defined in the Incentive Stock Bonus Plan in the same manner as it is in the Agreements above. If a change in control of the Company had occurred as of March 8, 1996, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received 37,250 shares of the Company's common stock and $1,350,000.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


The Committee

The Committee is composed of the three members named below, none of whom is an employee of or is involved in any interlocking relationship with the Company.

Compensation Policy

The Committee believes that increasing share value on a long-term basis is the goal of shareholders. The Company's compensation policy is designed to motivate employees to improve productivity and performance, resulting in increased profitability and, thus, improvement in shareholder value. To align the financial interests of senior executives and managers with those of shareholders, the Company uses incentive compensation that is tied directly to the Company's operating results and is highly sensitive to the market price of the Company's common stock. Accordingly, the Committee believes that increasing profits and long-term growth in share value will be the goals of both management and shareholders. The Company's policy is to structure compensation such that any executive compensation in excess of $1 million is tax deductible for the Company.

Compensation for the Company's executive officers includes two elements:
(1) salary and (2) longer term incentive compensation. The Company has no long-term employment contracts with any of its executive officers other than the Employment Agreements previously described in this Proxy Statement which become applicable only if there should be a change in control of the Company.

Salary

At the end of each fiscal year, the Committee reviews with Dr. Cori an annual salary plan for the Company's executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company's overall performance, including a review of the operating results of the Company and the executive officers' responsibilities and after making judgments about past and expected future contributions of the individual executive officers. The review of operating results is general in nature, rather than being based upon any specific weighting formula for measures which include the Company's sales, earnings and earnings per share growth, profit margins, acquisition activities and general financial condition. The Committee's assessment also considers the difficulty of achieving performance levels based on its understanding of the Company's business and market conditions as well as competitive pressures.
In reviewing the individual executive officers' responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing and production activities. The Committee performs its review in a general, subjective manner with consideration given to all factors, including general knowledge of other executive officers' salaries and taking particular note of the continued growth in sales and earnings per share, as illustrated by the following graphs:

(Following are two bar-graphs depicting the following data):

                   Net Sales                   Earnings per Share
           (In millions of dollars)                 (dollars)
           -------------------------            -----------------
1991               $589.4                             $1.60
1992                654.4                              1.92
1993                739.4                              2.15*
1994                851.2                              2.21
1995                959.8                              2.64

Average Compounded Growth Rate:
Net Sales           14.1%
Earnings per Share  11.4%

*Before cumulative effect of accounting changes

Based upon the business knowledge and experience of the Committee members, they believe that the executive officers' salaries are appropriate in view of the level of responsibilities and contributions by each executive officer.

Incentive Compensation

Incentive Stock Bonus Plan. Awards from the Company's Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978, are tied directly to the Company's annual operating results. The Plan provides generally that, if the Company's pre-tax operating income has increased by at least 10% over the prior year, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:

                                            Maximum Bonus Pool
                Percentage                as a percentage of the
             increase in pre-tax            increase in pre-tax
              operating income               operating income
           -----------------------        -----------------------
              Less than 10%                        ---
                10.0-12.5%                         3.0%
                12.5-15.0%                         4.0%
             Greater than 15%                      5.0%

The Committee then divides the Bonus Pool into Bonus Units, with each Bonus Unit being valued at the closing market price per share of the Company's common stock on the day prior to the award date. The Committee reviews with Dr. Cori its recommendation for awards of Bonus Units to the executive officers (other than Dr. Cori) and other senior managers. In the course of this review, the Committee considers performance evaluations of each of the executives and senior managers and separately considers and sets the award to Dr. Cori. In establishing the amount of the Bonus Pool and the specific awards to the executive officers, including Dr. Cori, the Committee takes into account operating results and other criteria in a review similar to that described under Salary above. Because their responsibilities have more impact on the Company's current and future operating results, the Committee feels that Drs. Cori and Harvey should have a greater proportion of their annual compensation tied directly to the Company's performance. Accordingly, Drs. Cori and Harvey have a greater participation in the Incentive Stock Bonus Plan than do the other executive officers and do not participate in the Share Option Plan.

The Plan provides for issuance of one share of the Company's common stock for each Bonus Unit awarded. Shares are issued only after the participant has been employed for five years following the year for which an award has been made (or earlier in certain limited circumstances). As a result, the value of Bonus Units awarded for any year under the Plan is sensitive to the market price of the Company's common stock over a five-year period, thus providing the participant with a longer-term perspective. The Plan also provides for payment of cash when the shares are issued so that the participant is not compelled to sell any of the shares in order to pay U.S. Federal income taxes. The cost of the Plan since its inception has ranged between 1.0% and 1.4% of cumulative pre-tax income, except for 1994 where no bonus units were awarded. The Committee expects that the future cost will continue to constitute about 1% of the Company's cumulative pre-tax income. The Committee has approved certain amendments to the Plan in order to ensure the tax deductibility of compensation under the Plan as described in "Proposal to Approve the Incentive Stock Bonus Plan" on page 18 of this Proxy Statement.

Share Option Plan of 1995. Each year, the Committee considers the desirability of granting options under the Company's Share Option Plan of 1995 to key employees. The Committee believes that granting stock options is desirable because it directly correlates long-term compensation of key employees with share price appreciation. In determining grants, the Committee generally considers the same factors as those discussed under Salary above. The Committee does not consider the amount or terms of prior stock option grants in determining current grants. Drs. Cori and Harvey do not currently participate in this plan for the reasons described under Incentive Stock Bonus Plan above. No options were granted to the other executive officers in 1995. See Stock Options on page 11 of this Proxy Statement for additional information concerning this plan.

1995 CEO and Executive Officer Compensation

The Committee's approach is to have a large amount of Dr. Cori's compensation dependent on Company performance. In measuring performance, emphasis is placed on the year-to-year increases in earnings, which is the criteria used to establish the maximum Bonus Pool under the Company's Incentive Stock Bonus Plan.

In 1995, sales for the Company increased 12.8% to $959.8 million, net income grew by 19.3% to $131.7 million and net income per share increased 19.5% to $2.64. In setting Dr. Cori's salary for 1995, the Committee recognized Dr. Cori's leadership in the growth of sales and earnings by increasing his 1995 salary 10.0%. No Incentive Stock Bonus Units were awarded to Dr. Cori or other executive officers in 1995 since the increase in earnings for 1994 did not meet plan minimums. For 1994, Dr. Cori's salary was equal to his 1993 salary. Dr. Cori's Incentive Stock Bonus Plan award in 1994, for the Company's performance in 1993, was 6,500 Bonus Units. Historically, Dr. Cori has been awarded approximately 40% of the total Bonus Units awarded each year. This allocation reflects the Committee's judgment of the appropriate amount to recognize Dr. Cori's responsibilities and his contribution to the growth of the Company.

For the other executive officers, the Committee determined that 1995 compensation should reflect the Company's performance and level of the officers' responsibilities. The Committee believes that the compensation policies and programs it has implemented have committed the executive officers of the Company to achieving continuous long-term improvement in operating results.



                                             COMPENSATION COMMITTEE


                                             Andrew E. Newman
                                             William C. O'Neil, Jr., Chairman
                                             Thomas N. Urban


                        PERFORMANCE GRAPH


The following performance graph compares the Company's cumulative shareholder return (stock price appreciation plus reinvestment of dividends) for a five year period ended December 31, 1995, with that of the Standard and Poor's 500 Composite Stock Price Index and an index of the companies included in the Value Line Chemical Specialty Industry Group, assuming that $100 was invested in each on December 31, 1990, and that all dividends were reinvested. These indices are only included for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's common stock, and are not intended to forecast or be indicative of possible future performance of the common stock.


                                  COMPARATIVE FIVE-YEAR RETURNS
                     (Following is a line graph depicting the following data)

                            1990         1991         1992         1993          1994          1995
                           ------       ------       ------       ------        ------        ------
Sigma-Aldrich              $100.00      $181.40      $197.83      $166.15       $115.23       $174.34
S&P 500                     100.00       130.55       140.72       154.91        157.39        216.42
Value Line
Chemical Specialty          100.00       143.04       164.80       188.48        186.85        230.46


In the Proxy Statement for its 1996 Annual Meeting of Shareholders, the
Company used as a performance graph comparison index those companies comprising the Value Line Chemical Specialty Industry Group (the "Group"). The 1995
Group includes the following companies: Airgas Inc., Avery Dennison Corp.,
Betz Labs Inc., Calgon Carbon Corp., Chemed Corp., Crompton & Knowles Corp., Ecolab Inc., Engelhard Corp., Ferro Corp., H.B. Fuller Co., Furon Co., Great Lakes Chem. Corp., Guardsman Prods. Inc., M.A. Hanna Co., Hercules Inc.,
Int'l. Flavors & Fragrances, Lawter Int'l. Inc., Learonal Inc., Lilly Industries Inc., Loctite Corp., Lubrizol Corp., Material Sciences Corp., Morton Int'l. Inc. Industries, Nalco Chem. Co., NCH Corp., Petrolite Corp.,
PPG Inds. Inc., Praxair Inc., Quaker Chem. Corp., Raychem Corp., Rohm & Haas Co., RPM Inc. Ohio, A. Schulman Inc., Sherwin Williams Co., Valspar Corp., WD-40 Co., Wellman Inc., and Witco Corp. The 1995 Group added Material Sciences Corp., PPG Inds. Inc., Praxair, Inc. and deleted Grow Group Inc.
from the 1994 Group. With these exceptions, which resulted solely from the independent action of Value Line, the 1995 and 1994 Groups are identical.


               PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
          TO INCREASE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Company is authorized by its Certificate of Incorporation, as amended, to issue 100,000,000 shares of $1.00 par value common stock. The Board of Directors proposes to increase the authorized common stock to 200,000,000 shares.

As of March 8, 1996, the Company had 49,934,910 shares of common stock outstanding. The Incentive Stock Bonus Plan permits the issuance of a maximum of 1,200,000 shares of common stock. As of March 8, 1996, 825,855 shares remain to be awarded. The Share Option Plan of 1995 permits the granting of stock options to purchase up to 2,000,000 shares of common stock through 2005. As of March 8, 1996, options to purchase 16,000 shares of common stock had been granted with no options having been exercised. As of March 8, 1996 the Share Option Plan of 1987 had 852,188 shares of common stock subject to options. No further options will be issued under the Share Option Plan of 1987.

The purposes for which the additional 100,000,000 shares of common stock might be used from time to time may include stock dividends, stock splits, mergers, acquisitions, public offerings, employee benefit plans and other corporate purposes. Although there is no present intent to so issue any of the additional common stock, if authorized, nevertheless the Board deems it advisable and recommends that the Company have the stock available for issuance, if, when and as future facts and circumstances dictate. These shares will be available for issuance at such times and for such purposes as the Board of Directors deems advisable without further action of the Company's shareholders, except as may be limited by applicable laws and regulations.
The Board does not intend to issue any stock except on terms or for reasons which it deems to be in the best interest of the Company. In the Board's judgment the additional 100,000,000 authorized shares, together with the existing authorized but unissued shares, should provide adequate common stock for the purposes recited above for the next few years, and thus, eliminate the time and expense involved in any similar future shareholder votes on such proposal.

Because shareholders will have no preemptive rights to acquire any of the proposed authorized shares of common stock, the issuance of common stock, other than on a pro-rata basis to all current shareholders, would reduce the current shareholders proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases. Authorizations to increase the common stock will not affect the rights of existing shareholders to receive cash dividends from funds legally available for dividend payments.

Further, although the proposal to increase the Company's authorized common stock is not intended to encourage or discourage any attempts by third parties to gain control of the Company, it is possible that the proposal, if approved by the shareholders, could theoretically have such an effect. For example, such additional authorized shares, upon issuance by the Company, could have the effect of diluting the voting power of the present outstanding shares of the Company which would, in turn, have the practical effect of frustrating the efforts of third parties attempting a merger or otherwise trying to gain control of the Company. Therefore, the proposal could be deemed to be disadvantageous by preventing the shareholders from participating in an offer from a third party whereby the shareholders could receive for all or some of their shares a premium above market value at the time of the attempt to gain control.


An affirmative vote by the holders of a majority of the outstanding stock as of March 8, 1996 entitled to vote is required to authorize the proposed increase in the authorized shares.

The Board of Directors recommends a vote FOR the approval of the amendment to the Company's Certificate of Incorporation.


           PROPOSAL TO APPROVE THE INCENTIVE STOCK BONUS PLAN

The purpose of this proposal is to seek approval of the Third Amendment and Restatement of the Company's long-standing Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978. The Plan is being submitted to shareholders for approval in response to Federal income tax legislation which imposes limits on the Company's ability to deduct the full amount of compensation paid to certain executive officers, unless certain requirements are met. The Plan is being amended so that the compensation paid pursuant to the Plan to the Chief Executive Officer (the "CEO") and the Chief Operating Officer (the "COO") will be fully tax deductible by the Company.
The following discussion sets forth the material terms of the Plan under which the Company intends to pay performance-based incentive awards to certain key executive employees. The discussion is qualified in its entirety by reference to the complete text of the Plan as set forth in Appendix A.

Principal Features of the Plan

The purpose of the Plan is to provide a means by which the Company and/or its subsidiary corporations will be able to attract and retain competent employees (including officers and directors who are employees) and provide those employees with incentives in addition to current compensation reflecting their efforts, initiative and skill.

Participation in the Plan is limited to key executive employees of the Company or any subsidiary of the Company who hold less than 2% of the outstanding stock of the Company. It is intended that only those top executives whose responsibilities and activities have a substantial and direct impact on total corporate performance will participate. It is currently estimated that approximately 15 persons would be eligible to participate in the Plan.

The initial number of shares authorized under the Plan in 1978 was 100,000. Giving effect to stock splits since the Plan's implementation, the Plan now permits the issuance of a maximum of 1,200,000 shares of the Company's common stock. The number of shares reserved for issuance will be adjusted during the continuance of the Plan to reflect any stock split, stock dividend, reclassification, reorganization or other capital adjustment of the Company's shares of common stock. The shares to be issued are expected to be treasury shares purchased on the open market, but with the approval of two-thirds of the Board of Directors, they may be newly issued shares. A total of 374,145 units have been issued under the Plan to date, leaving 825,855 units eligible for future issuance. Subsequent to the effective date of the amendment, an individual employee may be awarded a maximum of 400,000 Incentive Stock Bonus Units ("Incentive Units") and an equal number of Tax Offset Bonus Units ("Tax Units") (together, the "Units"). The Tax Units, however, will not be counted against the maximum number of shares eligible for issuance under the Plan.

The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which must consist of at least three members of the Board of Directors each of whom must be both (i) an "Outside Director" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, i.e., a director who is not a current employee of the Company, is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during that year, has never been an officer of the Company, and who receives no remuneration from the Company in any capacity other than as a director and (ii) a "Disinterested Person" as defined in Rule 16b-3 under The Securities Exchange Act of 1934, i.e., a director who is not at the time he or she exercises discretion in administering the Plan, or at any time within one year prior thereto, eligible for participation in the Plan or any other plan of the Company which would entitle him to acquire stock, stock options or stock appreciation rights of the Company. The Committee has broad authority to administer and interpret the Plan and its provisions as it deems appropriate. The Committee's powers include authority, within the limitations set forth in the Plan, to select the persons to be granted awards, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.


Awards from the Plan are dependent upon increases in the Company's annual operating results. If the increase in the Company's pre-tax operating income for the year has exceeded by at least a specified percentage (10%, 12.5% or 15%, as indicated below in the table) the greater of (i) the prior year's pre-tax operating income, or (ii) an amount of pre-tax operating income which would represent a cumulative increase equal to such specified percentage per year through the prior year over fiscal 1977, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:


                                            Maximum Bonus Pool
               Percentage                 as a percentage of the
           increase in pre-tax             increase in pre-tax
            operating income                operating income
          ----------------------          ----------------------
             Less than 10%                         ----
               10.0-12.5%                          3.0%
               12.5-15.0%                          4.0%
            Greater than 15%                       5.0%


If the Company acquires any additional business through any merger or acquisition, the percentage increase will be determined by including the pre-tax operating income of the merged or acquired business for all of the years involved in determining the maximum Bonus Pool. If a portion of the Company's business is discontinued, sold or transferred, then the percentage increase will be determined by excluding the pre-tax operating income of the discontinued, sold or transferred business for all of the years involved in determining the maximum Bonus Pool.

Within the first 90 days of each calendar year, the Committee sets the maximum dollar amount of Incentive Units and Tax Units which may be awarded to the CEO and COO, respectively. After the end of each calendar year, but prior to the award of Units, the Committee will certify in writing whether the performance goals under the Plan have been met. If pre-tax operating income for the year has reached a level sufficient to generate a Bonus Pool, the Committee will allocate Incentive Units and Tax Units to the CEO and COO in an amount not to exceed the maximum set by the Committee during the first 90 days of the calendar year. If a positive value remains in the Bonus Pool after subtracting the value of the Incentive Units awarded to the CEO and COO, the remaining Incentive Units may be awarded by the Committee to participants designated by the Committee. The Units will initially be valued at the closing price of the Company's common stock on the day before the date of the awards. All awards will be made within 30 days after the end of the first quarter of the year following the year for which the awards are earned.

When a participant has been employed by the Company or any subsidiary for five full years after the year for which the award is made, or upon the participant's earlier death, permanent and total disability or retirement after the age of 65 (or prior thereto with the consent of the Board of Directors), or after the occurrence of a change in control (as defined in
Section 6(c) of the Plan attached hereto in Appendix A) of the Company, the Company within 90 days after the occurrence of any of such events, will issue to the participant (or the personal representative or heirs of a deceased participant): (i) that number of shares of the Company's common stock which equals the number of Incentive Units previously awarded the participant which have vested as a result of such event; and (ii) that amount of cash equal to the market value of that number of shares of common stock equal to the number of Tax Units awarded the CEO and COO which have vested as a result of such event. At that time, it will also pay to any participant receiving shares (other than the CEO and COO) that amount of cash which is equal to the amount of Federal taxes which such participant will be required to pay, during such year of payment, by reason of his or her receipt of such stock and cash if he or she were subject to the highest marginal Federal income tax rate; provided, however, that the Committee may reduce the amount of cash payable to the CEO and/or COO under a Tax Unit if the Committee determines that such reduction is appropriate in light of the marginal Federal income tax rate in effect at the time such cash is to be paid. The market value of the shares to be used to determine cash payments for Tax Units will be based on the closing price of the common stock on the day before issuance or payment.

If shareholders receive stock pursuant to a transaction resulting in a change of control, the new stock shall be issued to participants in lieu of the Company's common stock in the same ratio as received by the Company's other shareholders.


If a participant's employment is terminated for any reason other than death, permanent and total disability or retirement after age 65, any rights under the Plan, except shares and cash previously issued and paid or required to have been issued and paid, will be forfeited unless the Board of Directors determines otherwise.

The Company will deduct from any compensation due to any participant under the Plan that amount of cash necessary to pay any withholding taxes for the account of such participant. The rights arising under the Plan are non-transferable, except by will or the laws of descent and distribution.


If approved, the Plan, as amended will become effective for 1996. The Committee may modify the Plan at any time; provided, however, that (i) such modification may not materially change the Company's obligations under the Plan unless approved by the Board; (ii) such modification may not reduce the benefits to which any participant would be entitled under awards previously made without his or her consent in writing; and (iii) in the event any modification increases the aggregate maximum number of shares to be issued under the Plan beyond 1,200,000 or changes the manner in which the maximum amount of the Bonus Pool for any given year is determined or the class of employees eligible to participate in the Plan, such amendment will be subject to ratification by the affirmative vote of the shareholders.

Proposed Amendments to the Incentive Stock Bonus Plan

The principal changes to the Plan proposed to be effected by the Third Amendment are as follows:

  (1) In order for a director to be a member of the Committee, such director must now meet the definition of "Outside Director" (as defined above), in addition to the definition of "Disinterested Person" (as defined above).

  (2) The manner in which the Committee determines the amount and allocation of the awards has been amended to reflect the new requirement that the Committee fix the maximum dollar amount of the Units which may be awarded to the CEO and COO for a given year during the first 90 days of such year.

  (3) After the end of each year, but prior to awarding the Units, the Committee is now required to certify in writing whether the Company's pre-tax operating income for the year has exceeded one or more of the levels set forth in the formula for determining the amount of the Bonus Pool (see table above for the respective levels).

  (4) The Plan has been amended to reflect the fact that the Committee may, subsequent to the effective date of the amendment, award no more than 400,000 Incentive Units to any individual employee and may now award Tax Units to the CEO and COO in addition to the Incentive Units, in lieu of the entitlement to receive a payment of cash to pay Federal income taxes, subject to the Committee's discretion to reduce the amount of cash payable to an amount equal to the taxes due at the highest marginal Federal tax rate in effect at the time of such payment.

                            * * * * *

The Company is not able to determine the Incentive Units to be awarded in 1996 for 1995 performance. No Incentive Units were awarded in 1995 for performance in 1994.

A favorable vote of the majority of the outstanding shares represented in person or by proxy and entitled to vote will be required for approval of the adoption of the Plan.

  The Board of Directors recommends a vote FOR approval of the plan.

                 RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the directors for the current year is Arthur Andersen LLP, independent accountants. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

                                OTHER MATTERS

The affirmative vote of the holders of a majority of the shares outstanding entitled to vote thereon is required to approve the amendment to the Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy at the Meeting is required to elect directors, approve the Third Amendment and Restatement of the Company's Incentive Stock Bonus Plan and any other matters properly brought before the Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees as directors and proxies which are marked abstain or to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters.

The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy intend to vote or act with respect to them in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the Proxy Statement and Proxy for the next Annual Meeting of Shareholders must be received at the Company's principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 29, 1996. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

Under the Company's by-laws, timely notice must be received by the Company in advance of a shareholders' meeting to nominate a candidate for director or to bring other business before the meeting. Such notice must be received not less than ten days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is changed by more than thirty days from such anniversary date, notice must be received not later than the tenth day preceding the date of the meeting as announced in the notice of the meeting or as otherwise publicly disclosed. Any shareholder filing a notice of nomination must include certain information, including certain information about the nominee; and any notice regarding a proposal of other business must include certain information, including a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business, as well as for either notice, the name and address of the shareholder and the number of shares of common stock held by the shareholder. These requirements are separate from, and in addition to, the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement.

In each case, the proposals or notices described above must be submitted in writing to Thomas M. Tallarico, Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.


                                            By Order of the Board of Directors,

                                            Thomas M. Tallarico, Secretary
March 29, 1996


                                  APPENDIX A
     THIRD AMENDMENT AND RESTATEMENT OF THE SIGMA-ALDRICH CORPORATION
                          INCENTIVE STOCK BONUS PLAN


  WHEREAS, Sigma-Aldrich Corporation (the "Corporation") previously established the Sigma-Aldrich Corporation Incentive Stock Bonus Plan ("Plan"); and

  WHEREAS, the Corporation reserved the right to amend the Plan pursuant to Paragraph 15 thereof; and

  WHEREAS, the Corporation desires to amend and restate the Plan effective January 1, 1996;

  NOW, THEREFORE, effective January 1, 1996, the Plan is amended and restated as follows:

1.  Purpose

The purpose of the Incentive Stock Bonus Plan (the "Plan") is to provide a means by which Sigma-Aldrich Corporation (the "Corporation") and/or its subsidiary corporations shall be able to attract and retain competent key employees (including officers and directors who are employees) and provide such personnel with incentives in addition to current compensation reflecting their efforts, initiative and skill.

2.  Administration

    (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Corporation (the "Board") as such Committee may be constituted from time to time. The Committee shall consist of at least three members of the Board selected by the Board all of whom shall be both "Disinterested Persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and "Outside Directors" as defined in Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    (b) All determinations of the Committee shall be made by all of its members unless specifically approved, authorized or ratified by the Board, in which event a determination by a majority of its members shall be sufficient. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held.

    (c) Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Paragraph 2 shall be conclusive.

    (d) Participants in the Plan shall be selected by the Committee from key executive employees of the Corporation or any subsidiary of the Corporation who hold less than two percent (2%) of the outstanding stock of the Corporation (the "Participants"). It is intended that Participants include only those top executives whose responsibilities and activities have a substantial and direct impact on total corporate performance.

    (e) The Committee shall designate Participants each year and such Participants may, but need not, be the same as those who were designated in any preceding year; that is to say, employees designated as Participants in one year may be omitted in any and all subsequent years; new or additional Participants may be designated in any year.

3.  Stock Bonus Pool

    (a) The maximum amount of the Bonus Pool for any given year shall be determined as follows: If the increase in the Corporation's pre-tax operating income for the year shall have exceeded by at least 10% but less than 12-1/2% the greater of (a) the prior year's pre-tax operating income or (b) an amount of pre-tax operating income which would represent a 10% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 3% of the dollar amount of such increase; if the increase in pre-tax operating income for the year shall have exceeded by at least 12-1/2% but less than 15% the greater of (a) the prior year's pre-tax operating income or
(b) an amount of pre-tax operating income which would represent a 12-1/2% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 4% of the dollar amount of such increase; and if the increase in pre-tax operating income for the year shall have exceeded by at least 15% the greater of (a) the prior year's pre-tax operating income or
(b) an amount of pre-tax operating income which would represent a 15% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 5% of the dollar amount of such increase.

    (b) In the event any additional business shall be acquired by the Corporation as the result of any merger or acquisition, then the percentage increase shall be determined by including the pre-tax operating income of the merged or acquired business or businesses for all of the years involved in determining the maximum Bonus Pool.

    (c) In the event any portion of the Corporation's business shall be discontinued, sold or otherwise transferred, then the percentage increase shall be determined by excluding the pre-tax operating income of the discontinued, sold or transferred business for all of the years involved in determining the maximum Bonus Pool.

4.  Awards of Incentive Stock Bonus Units

    (a) Within the first 90 days of each calendar year, the Committee shall set the maximum dollar amount of incentive stock bonus units ("Incentive Stock Bonus Units") and tax offset bonus units ("Tax Offset Bonus Units") which may be awarded to the Corporation's Chief Executive Officer ("CEO") and Chief
Operating Officer ("COO"), respectively.

    (b) After the end of each calendar year but prior to the award of units, the Committee shall certify, in writing, whether the Corporation's pre-tax operating income for the year has exceeded one or more of the levels set in Paragraph 3(a). If, and only if, pre-tax operating income for the year shall have reached a level sufficient to generate a Bonus Pool under Section 3, the Committee shall allocate Incentive Stock Bonus Units and Tax Offset Bonus Units for the CEO and COO. The number of Incentive Stock Bonus Units and Tax
Offset Bonus Units awarded to the CEO and COO can be less than, but cannot exceed, the number fixed by the Committee during the first 90 days of the calendar year.

    (c) After the Committee has determined the number of Units to be awarded to the CEO and COO, the Committee shall subtract from the Bonus Pool determined under Section 3 the dollar value of the Incentive Stock Bonus Units awarded to the CEO and COO. If a positive value remains in the stock Bonus Pool after such subtraction, the remaining dollar value of Incentive Stock Bonus Units shall be awarded by the Committee to Participants (other than the CEO and COO) designated by it, in such proportions as the Committee believes appropriate based upon each Participant's relative contribution to the year's performance. Incentive Stock Bonus Units (and Tax Offset Bonus Units) shall initially be valued at the last price or closing price of the Corporation's shares of common stock on the day before the date of the awards, as reported in the Midwest Edition of The Wall Street Journal or such other source as the Committee shall determine properly reflects the market price.

    (d) All awards shall be made within thirty (30) days after the end of the first quarter of the year following the year for which the awards are earned.

5.  Discontinuance

The Board may discontinue the Committee's authority to award said Incentive Stock Bonus Units and Tax Offset Bonus Units or discontinue the Plan at any time. Notice of termination shall be given to all members of the Committee and all previous Participants still in the employ of the Corporation prior to April 30 of the year for which such termination shall become effective.

6.  Delivery and Payment

    (a) Conditioned upon (i) the Participant's continued employment by the Corporation and/or its subsidiaries for five (5) full years after the year for which the award is made, or (ii) upon the Participant's earlier death, permanent and total disability or retirement after the age of 65 (or prior thereto with the consent of the Board of Directors) or (iii) after the occurrence of a change in control, as defined in subparagraph (c) below, of the Corporation, the Corporation within ninety (90) days after the occurrence of any of such events, shall issue to the Participant (or the personal representative or heirs of a deceased Participant) that number of shares of the Corporation's common stock which equals the number of Incentive Stock Bonus Units previously awarded the Participant which have vested as a result of such event; and that amount of cash equal to the value of that number of shares of common stock equal to the number of Tax Offset Bonus Units awarded the CEO and COO which have vested as a result of such event. At that time, it shall also pay to any Participant receiving shares (other than the CEO and COO) that amount of cash which is equal to the amount of Federal taxes which such Participant will be required to pay, during such year of payment, by reason of his receipt of such stock and cash if he were subject to the highest marginal Federal income tax rate.

            For example, if, in the year of payment, the market value of the stock is $100,000 and the highest Federal income tax rate is 40%, then subtract 40% from 100% yielding 60% and divide the market value of the stock issued ($100,000) by 60% which equals $166,666. Then subtract the market value of the stock ($100,000) leaving the sum of $66,666, which is the amount of cash to be paid.

The market value of the shares and cash issued to him shall be based upon the last price or closing price of the Corporation's stock on the day before the date of issuance and/or payment as reported in the Midwest Edition of The Wall Street Journal or such other source as the Committee shall determine is representative of the market price (or in the event the shares of the Corporation are listed on any exchange, based upon the closing price on the day before the date of issuance); provided, however, that if the Participant's employment shall have been terminated as a result of early retirement prior to the expiration of said five year period and the Board of Directors shall determine that his interest in the Plan to the extent awarded during the five years prior to such termination or any portion thereof shall continue, then and in that event, he shall receive all or such portion of the awards previously made to him at such time and in such amounts as the Board of Directors may in its absolute discretion determine;
provided further, that the Committee may reduce the amount of cash payable to the CEO and/or COO under a Tax Offset Bonus Unit if the Committee determines that such reduction is appropriate in light of the marginal Federal income tax rate in effect at the time such cash is to be paid.

    (b) When some or all of the shareholders of the Corporation receive stock pursuant to a transaction resulting in a change of control, that new stock shall be issued to the Participant in lieu of the Corporation's stock which would have otherwise been issued under this Paragraph 6 and in the same ratio as received by the Corporation's other shareholders for their shares.

    (c) "Change in control", as used in this Paragraph 6, shall be deemed to have occurred if any individual, corporation, partnership or other person or entity, together with its Affiliates and Associates, acquires as the Beneficial Owner more than thirty-five percent (35%) in the aggregate of the outstanding shares of the Corporation entitled to vote in the election of Directors, and within a 400-day period thereafter a majority of Directors elected to the Board, or a majority of the persons constituting a group authorized to hire or terminate employment of officers, if other than the Board, are different from the Directors or persons constituting the Board or group just prior to the start of such period or a group other than the Board is created to hire or terminate employment of officers. The term "Affiliate," "Associate" and "Beneficial Owner" as used in this subparagraph (c) shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder as of the date of the amendment of this Paragraph 6.

7.  Forfeiture

In the event of the Participant's termination of employment with the Corporation and its subsidiaries for any reason other than death, permanent and total disability or retirement after the age of 65, any rights under this Plan, except shares and cash theretofore issued and paid or required to have been issued and paid, shall be forfeited, except as otherwise determined by the Board of Directors as provided in 6, above.

8.  Nature of Rights

The Incentive Stock Bonus Units and Tax Offset Bonus Units shall be used solely as a device for measurement and determination of the amount of shares and cash to be issued and paid to Participants as provided in the Plan. The Incentive Stock Bonus Units and Tax Offset Bonus Units shall not constitute nor be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Incentive Stock Bonus Units and Tax Offset Bonus Units shall be treated as property of the Corporation and the Participant's rights hereunder are limited to the rights to receive cash and shares of common stock of the Corporation as herein provided. The award of Incentive Stock
Bonus Units and Tax Offset Bonus Units shall not entitle Participants to any rights as shareholders but only such rights as are specified in the Plan.

9.  Securities Act of 1933

Upon issuance of common stock of the Corporation to the Participant (or the personal representative or heirs of a deceased Participant) the recipient of such stock shall represent that the shares of stock are taken for investment and not resale and make such other representations as may be necessary to qualify the issuance of the shares as exempt from the Securities Act of 1933 or to permit registration of the shares and shall represent that the recipient shall not dispose of such shares in violation of the Securities Act of 1933. The Corporation reserves the right to place a legend on any stock certificate issued pursuant to the Plan to assure compliance with this Paragraph 9. No shares of common stock of the Corporation shall be required to be distributed until the Corporation shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933 or any other then applicable securities law.

10.  Maximum Shares Issued

The aggregate number of shares of common stock of the Corporation which may be issued under the Plan shall not exceed 1,200,000. The initial number of shares authorized under the Plan in 1978 was 100,000. Giving effect to stock splits since the Plan's inception, the number of shares covered by the Plan is 1,200,000 as of the effective date of this Third Amendment and Restatement. Prior to 1996, 374,145 units have been awarded, leaving a balance of 825,855 units. On and after the effective date of this Amendment, a person may be awarded under this Plan up to a maximum of 400,000 Incentive Stock Bonus Units (and an equal number of Tax Offset Bonus Units). The Corporation shall, from time to time, purchase its own shares on the open market for treasury shares in such amounts as may be necessary for the purpose of carrying out the terms of this Plan; provided, however, upon a two-thirds (2/3) affirmative vote of the Board, the Corporation may issue its unissued shares of common stock in lieu of such treasury shares.

11.  Withholding of Tax

There shall be deducted from any compensation due any Participant under the Plan, whether in the form of cash or stock distribution, cash in the amount of any tax required by any governmental authority to be withheld and paid over by the Corporation to such governmental authority for the account of the person entitled to such distribution.

12.  Effective Date

This Amendment shall become effective for the year 1996; provided, however, that no Participant shall be entitled to any distribution of shares or cash thereunder unless and until this Third Amendment shall have been ratified by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation represented at any meeting thereof at which a quorum is present.

13.  Dilution

In the event of a stock split, stock dividend, reclassification, reorganization or other capital adjustment of shares of common stock of the Corporation, the number of Stock Bonus Units and Tax Offset Bonus Units of a Participant shall be adjusted in the same manner as shares of the Corporation's common stock reflected by such Stock Bonus Unit or Tax Offset Bonus Unit would be adjusted.

14.  Transferability

Any rights arising under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution.

15.  Termination, Amendment or Extension of Plan

Unless the Plan or authority of the Committee has been discontinued by the Board as provided in Paragraph 5 above, the Committee may, but need not, make awards under the Plan so long as the maximum number of shares authorized in Paragraph 10 shall not have been reserved and/or awarded. The Committee may modify the Plan at any time; provided, however, that (a) such modification shall not materially change the Corporation's obligations under the Plan unless approved by the Board; (b) such modification shall not reduce the benefits to which any Participant would be entitled under awards previously made without his consent in writing; and (c) in the event any modification shall increase the aggregate maximum number of shares to be issued under the Plan beyond those authorized in Paragraph 10 or shall change the manner in which the maximum amount of the Bonus Pool for any given year is determined under Paragraph 3 or the class of employees eligible to participate as provided in Section 2(d), such amendment shall be subject to ratification by the affirmative vote of the shareholders in the same manner as provided in Paragraph 12 hereof with respect to the original ratification of the Plan.


                        SIGMA-ALDRICH CORPORATION
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1996
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW E. NEWMAN and WILLIAM C. O'NEIL, JR., or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101 on May 7, 1996, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, as follows:

The Board of Directors recommends a vote FOR the following:

(1)     ELECTION OF DIRECTORS:

        FOR all nominees listed
        (except as marked to the contrary below)  ___
        WITHHOLD AUTHORITY
        to vote for all nominees below            ___

Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

Carl T. Cori, David R. Harvey, David M. Kipnis, Andrew E. Newman, William C. O'Neil, Jr., Jerome W. Sandweiss, D. Dean Spatz, Thomas N. Urban

(2) Proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of the Company's authorized common stock from 100,000,000 to 200,000,000 shares.
       ___  For
       ___  Against
       ___  Abstain

(3) Approval of the Third Amendment and Restatement of the Company's Incentive Stock Bonus Plan.
       ___  For
       ___  Against
       ___  Abstain

(4) Upon such other business as may properly come before the meeting and any adjournments thereof.

(Continued and to be signed on other side)

(Continued from other side)

This proxy will be voted FOR Proposals 1, 2 and 3 and in the discretion of the proxies on whatever other business may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 29, 1996, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.




                                           Dated,_____________________,1996
                                           ________________________________
                                           ________________________________

Please sign name or names as appearing on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, every holder should sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.